EXHIBIT 4.2

THIS SECURED DEBENTURE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES ARE “RESTRICTED” AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR ELIGIBLE TO BE OFFERED OR SOLD PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY IS PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE. FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).

BUCKEYE VENTURES, INC.

10.0% Secured Convertible Debenture

Due June 29, 2009

No. 1	US$1,500,000

This 10.0% Secured Convertible Debenture (the “Debenture”) is issued as of June 29, 2007 (the “Closing Date”) by Buckeye Ventures, Inc., a Michigan corporation (the “Company”), to Trafalgar Capital Specialized Investment Fund, Luxembourg (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions from registration under the Securities Act.

ARTICLE I.

Section 1.01  Principal and Interest. For value received, the Company hereby promises to pay to the order of the Holder on June 29, 2009 in lawful money of the United States of America and in immediately available funds the principal sum of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000) together with interest on the unpaid principal of this Debenture accruing at the rate of ten percent (10%) per annum. Interest shall be computed on the basis of a 360-day year and the actual days elapsed, and shall cease to accrue with respect to any principal amount that has been converted or otherwise paid, provided that in the case of a conversion the Company, in fact, delivers the Conversion Shares within the time period required by this Debenture. Notwithstanding anything to the contrary herein, in no event shall the Holder be entitled to convert this Debenture for that number of shares of the common stock, par value $0.00 1 of the Company (the “Common Stock”) in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates (as beneficial ownership is calculated under Section 13(d) of the Exchange Act and the rules promulgated thereunder) on such date to exceed 4.99% of the outstanding shares of the Common Stock following such conversion. To insure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Conversion Notice (as defined below) that such Conversion Notice has not violated the restrictions set forth in this Section 1.01 and the Company shall have no obligation to verify or confirm the accuracy of such determination.

Section 1.02  Optional Conversion. The Holder may convert this Debenture only if the Closing Bid Price (as defined below) or the VWAP (as defined below) for the Common Stock, as determined on the last trading day immediately preceding the Conversion Date (as defined below) is at or above the Fixed Price (as defined below). “Closing Bid Price” means the closing bid price of the Common Stock as quoted on the Principal Market (as defined below). Notwithstanding this limitation, in the event of an Event of Default by the Company, the Holder is entitled, at its option, to convert, and sell on the same day or at any subsequent time, at any time and from time to time, until payment in full of the remaining outstanding principal balance of this Debenture, plus any interest, all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the “Conversion Shares”) of Common Stock at the price per share equal to: the lesser of (a) twenty cents ($0.20) (the “Fixed Price”), or (b) an amount equal to eighty-five percent (85%) of the lowest Volume Weighted Average Price (“VWAP”) as quoted by Bloomberg L.P. during the ten (10) trading days immediately preceding the Conversion Date (as defined herein) (the “Conversion Price”). As used herein, “Principal Market” shall mean The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board, Nasdaq SmallCap Market, or American Stock Exchange. If the Common Stock is not traded on a Principal Market, the Closing Bid Price and/or the VWAP shall mean, the reported Closing Bid Price or the VWAP for the Common Stock, as furnished by the National Association of Securities Dealers, Inc., for the applicable periods. No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To convert this Debenture, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit “A” to this Debenture, with appropriate insertions (the “Conversion Notice”), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date set forth in the Conversion Notice. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions.

Section 1.03  Reservation of Common Stock. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion, based upon the Conversion Price. If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, then the Company shall call and hold a special meeting of its stockholders within thirty (30) days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

Section 1.04  Mandatory Redemption. Following the three month anniversary of the issuance of this Debenture, the Company shall redeem this Debenture using a straight line amortization on a straight line basis over the life of this Debenture, adjusted for the Redemption Premium (as defined below), plus any accrued interest. The “Redemption Premium” applicable to each redemption payment to be made by the Company under this Section 1.04 shall equal three percent (3%) for the first monthly redemption payment and shall increase by one percent (1%) each month thereafter until the Debenture is satisfied in full (for example, the Company’s redemption payment due in the sixth month would equal the amount determined by using the straight line amortization method, multiplied by 1.06). The Company, at its option, may fund any and all such redemptions in cash or in registered shares of the Company’s Common Stock valued at the Conversion Price determined as of the date of the redemption payment. Notwithstanding the foregoing, should the Closing Bid Price of the Company’s Common Stock be above the Fixed Price on the trading day immediately preceding the redemption due date, and the Company exercises its option to fund its redemption payments with shares, the Company shall be obligated to deliver such number of shares of Common Stock using the Fixed Price in its calculation for purposes of calculating its redemption payment. If agreed to by Holder, the Company may deliver shares of Common Stock used to fund its monthly redemption payment on a weekly basis during the month equal to twenty-five percent (25%) of the then outstanding redemption payment due. The value of the shares used to fund such weekly redemption payments shall be either the Fixed Price or the Conversion Price, as decided at the sole discretion of the Holder.

Section 1.05  Interest Payments.Upon the occurrence of an Event of Default (as defined in Section 3.01 below) by the Company, the Holder has the option to elect that the interest due and payable hereunder be paid in cash (via wire transfer or certified funds) or in the form of Common Stock. If paid in the form of Common Stock, that number of shares of Common Stock with a value equal to the amount of interest due shall be issued. The amount of stock to be issued will be calculated as follows: the value of the stock shall be the Closing Bid Price on: (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date the interest payment is made. No fractional shares will be issued; therefore, in the event that the value of the Common Stock per share does not equal the total interest due, the Company will pay the balance in cash.

Section 1.06  Right of Redemption.The Company, at its option, shall have the right to redeem, with three (3) business days advance written notice (the “Redemption Notice”), a portion or all of this Debenture, provided that on the trading day immediately preceding the delivery of the Redemption Notice the Closing Bid Price is below the Fixed Price. The redemption price payable under this Section 1.06 shall be one hundred twenty percent (120%) of the amount redeemed including accrued interest (the “Redemption Amount”). The Company shall deliver to the Holder the Redemption Amount on the third (3rd) business day after delivery of the Redemption Notice.

Section 1.07  Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. The Company may act in any such capacity.

Section 1.08  Secured Nature of Debenture. This Debenture is secured by all of the assets and property of the Company as set forth on Exhibit A to the Security Agreement dated the date hereof between the Company and the Holder (the “Security Agreement”). As set forth in the Security Agreement, Holder’s security interest shall terminate upon the occurrence of an Expiration Event as defined in the Security Agreement.

Section 1.09  Currency Exchange Rate Protections.

(a)  “Closing Date Exchange Rate” means the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on the Closing Date.

(b)  “Repayment Exchange Rate” means in relation to each date of a Conversion Notice or date of a Redemption Notice, the Euro to US dollar spot exchange rate as quoted by in the London edition of the Financial Times on such date.

(c)  If on the date of any Conversion Notice or Redemption Notice, the Repayment Exchange Rate is less than the Closing Date Exchange Rate then the number of Shares to be issued shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Repayment Exchange Rate. By way of example, if the number of Shares to be issued in respect of a particular Conversion Notice or Redemption Notice would, but for this Section 1.09, be 1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Exchange Rate is 1.75, then 1,029 Shares will be issued in relation to that Conversion Notice or Redemption Notice, as the case may be.

(d)  If on the Repayment Date or any Interest Repayment Date, the Cash Payment Date Exchange Rate, as defined below is less than the Closing Date Exchange Rate then the amount of cash required to satisfy the amounts due at such time shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Cash Payment Date Exchange Rate. “Cash Payment Date Exchange Rate” means in relation to each Repayment Date or Interest Repayment Date the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such date. By way of example, if the amount of cash required to repay all amounts due on such date would, but for this Section 1.09, be $1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Date Exchange Rate is 1.75 then the amount of cash from the Cash Payment required to repay all amounts due on such date will be $1,028.57.

ARTICLE II.

Section 2.01  Amendments and Waiver of Default. The Debenture may not be amended without the consent of the Holder. Notwithstanding the above, without the consent of the Holder, the Debenture may be amended to cure any ambiguity, defect or inconsistency, or to provide for assumption of the Company’s obligations to the Holder.

ARTICLE III.

Section 3.01  Events of Default. An Event of Default is defined as follows: (a) failure by the Company to pay amounts due hereunder within fifteen (15) days of the date of maturity of this Debenture; (b) failure by the Company to comply with the terms of the Irrevocable Transfer Agent Instructions attached to the Securities Purchase Agreement, which such failure is not cured by the Company within ten (10) days after receipt of written notice thereof; (c) failure by the Company’s transfer agent to issue freely tradable Common Stock to the Holder within five (5) days of the Company’s receipt of the attached Notice of Conversion from Holder; (d) failure by the Company for ten (10) days after notice to it to comply with any of its other agreements in the Debenture; (e) events of bankruptcy or insolvency; (f) a breach by the Company of its obligations under the Securities Purchase Agreement which is not cured by the Company within ten (10) days after receipt of written notice thereof. Upon the occurrence of an Event of Default, the Holder may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may, notwithstanding any limitations contained in this Debenture and/or the Securities Purchase Agreement dated the date hereof between the Company and Trafalgar Capital Specialized Investment Fund, Luxembourg (the “Securities Purchase Agreement”), convert all debentures outstanding and accrued interest thereon into shares of Common Stock pursuant to Section 1.02 herein in accordance with the terms of the Irrevocable Transfer Agent Instructions.

Section 3.02  Failure to Issue Unrestricted Common Stock. As indicated in Section 3.01, a breach by the Company of its obligations under the Securities Purchase Agreement shall be deemed an Event of Default, which if not cured within ten (10) days, shall entitle the Holder to accelerate full repayment of all debentures outstanding and accrued interest thereon or, notwithstanding any limitations contained in this Debenture and/or the Securities Purchase Agreement, to convert all debentures outstanding and accrued interest thereon into shares of Common Stock pursuant to Section 1.02 herein. The Company acknowledges that failure to honor a Notice of Conversion shall cause irreparable harm to the Holder.

ARTICLE IV.

Section 4.01  Rights and Terms of Conversion. Subject to the limitations set forth herein, this Debenture, in whole or in part, may be converted at any time following the Closing Date, into shares of Common Stock at a price equal to the Conversion Price as described in Section 1.02 above.

Section 4.02  Re-issuance of Debenture. When the Holder elects to convert a part of the Debenture, then the Company shall reissue a new Debenture in the same form as this Debenture to reflect the new principal amount.

Section 4.03  Termination of Conversion Rights. The Holder’s right to convert the Debenture into the Common Stock shall terminate on the date that is the second (2nd) year anniversary from the date hereof and this Debenture shall be automatically converted on that date in accordance with the formula set forth in Section 4.01 hereof, and the appropriate shares of Common Stock and amount of interest shall be issued to the Holder.

ARTICLE V.

Section 5.01  Anti-dilution. In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination as the case may be.

ARTICLE VI.

Section 6.01  Notice. Notices regarding this Debenture shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company, to:	Buckeye Ventures, Inc. 4455 Lamont Street, Suite 3 San Diego, CA 92109 Attention: Telephone: Facsimile:

With a copy to:	Neil W. Gurney, Esq. Ulmer & Berne LLP 1660 West Second St., Ste. 1100 Cleveland, Ohio 44113-1448 Telephone: (216) 583-7028 Facsimile: (216) 583-7029

If to the Holder:	Trafalgar Capital Specialized Investment Fund 8-10 Rue Mathias Hardt BP 3023 L-1030 Luxembourg Attention: Andrew Garai, Chairman of the Board of Facsimile: 011-44-207-405-0161 and 001-786-323-165 1

With a copy to:	James G. Dodrill II, P.A. 5800 Hamilton Way Boca Raton, FL 33496 Attention: James Dodrill, Esq. Telephone: (561) 862-0529 Facsimile: (561) 892-7787

Section 6.02  Governing Law. This Debenture shall be deemed to be made under and shall be construed in accordance with the laws of the State of Florida without giving effect to the principals of conflict of laws thereof. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern District of the State of Florida or the state courts of the State of Florida sitting in Broward County, Florida in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 6.03  Severability. The invalidity of any of the provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force and effect.

Section 6.04  Entire Agreement and Amendments. This Debenture represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 6.05  Counterparts. This Debenture may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute on instrument.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

BUCKEYE VENTURES, INC. By: ______________________________________ Name: Title:

EXHIBIT “A”

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert US$  of the principal amount of the above Debenture into Shares of Common Stock of Buckeye Ventures, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date: Applicable Conversion Price: Signature: Name: Address: Amount to be converted:	____________________________________________ US$ _________________________________________
Amount of Debenture unconverted:	US$
Conversion Price per share:	US$
Number of shares of Common Stock to be issued:	____________________________________________
Please issue the shares of Common Stock in the following name and to the following address:	____________________________________________
Issue to:	____________________________________________
Authorized Signature:	____________________________________________
Name:	____________________________________________
Title:	____________________________________________
Phone Number:	____________________________________________
Broker DTC Participant Code:	____________________________________________
Account Number:	____________________________________________